Mitchell Schwartz Employment Status and Compensation Change Agreement

Compensation, Override, Share Exchange and Release Agreement.

This Mitchell Schwartz Employment Status and Compensation Change Agreement (this "**Agreement**") is made as of Dec. 19, 2022, between SMARTSolution Technologies, L.P., a Pennsylvania limited partnership (the "**Company**"), and Mitchell J. Schwartz, an individual residing in the Commonwealth of Pennsylvania (the "**Employee**").

PREAMBLE

The Company desires to change the employment status of the Employee from ***President and CEO of the Company*** to ***Founder-SMARTSolution Technologies, LP; Brand Ambassador*** and the Employee desires to be employed by the Company in such position, subject to the terms specified herein.

Therefore, the parties agree as follows with the intent to be legally bound.

1. Employment Changes. The Company hereby agrees to employ the Employee as its ***Founder and Brand Ambassador*** and the Employee accepts such continued employment with the Company, upon the terms and subject to the conditions set forth in the Agreement.

2. Position and Duties. The Employee shall serve as ***Founder and Brand Ambassador*** and, as such, he will have the following duties as assigned:

1. *Brand Ambassador will act in a consultative capacity. We may call on his expertise in relationships with SMART TECHNOLOGIES and other vendors from time to time.*
2. *Brand Ambassador will be available for such questions as may arise regarding legacy customers or practices of SMARTSolution Technologies.*
3. *Brand Ambassador will act as a strong advocate for engagement with SST, CST, FOMO Corp and as they are acquired, these new subsidiaries.*
4. *Brand Ambassador will, from time to time, suggest acquisition targets to management of FOMO Corp or its affiliates as the occasions arise.*
5. *Brand Ambassador will direct prospective product buyers to SmartSolution Technologies and/or CleanSolution Technologies as often as he finds the occasion to do so.*
6. *Brand Ambassador will from time to time or as he wishes, act as a sales representative for the Company. These sales will most likely not result in commission to Mitchell, rather, these sales will be considered part of his ongoing Ambassadorship.*
7. *Brand Ambassador will be admitted to the Board of Directors of FOMO Corp at such time as its re-composition is made.*
8. *Brand Ambassador and Founder will no longer have a direct managerial role in the operating business of SMARTSolution Technologies or CleanSolution Technologies. He may provide advice or commentary, but the operational, fiscal and cultural elements will no longer be in his purview to determine. This is in* no way *a disparagement of his former management, however, the Company's culture climate and practices will be changing and without daily engagement, it would prove difficult to evaluate and direct such actions on an operational or fiscal basis.*
9. *Mitchell Schwartz, upon signature of this agreement and in his new capacity as Founder and Brand Ambassador agrees to FOMO waiving and releasing Mr. Schwartz and his affiliates on any and all obligations/disclosure issues related to Compensation and/or Commissions*

payable to Sean Davis at the closing of the FOMO Purchase of SMARTSolution Technologies, LP Feb. 28, 2022.

These responsibilities and authority normally associated with such position and such additional duties, responsibilities and authority not inconsistent with the foregoing as may be assigned to him by the FOMO's CEO. The Employee will perform his duties and responsibilities in a diligent, businesslike and efficient manner. The Employee shall act in conformity with and be bound by the rules and policies of the Company.

3. Salary; Benefits; Vacation and Retirement Position.

(a). ***Vacation:*** In consideration of Mitchell's Founding of SMARTSolution Technologies, LP and his 27 years of ownership and management of the same, Mr. Schwartz will have unlimited vacation applied to his contract. His employment, based on the Position and Duties will be wholly consultative in nature. He will not be obliged to report to any place or time except as requested by FOMO CEO or as assigned thereby.

(b). ***Compensation:*** Mitchell Schwartz, upon signature of this document agrees to the following tripart compensation agreement:

Part 1: 1.5% Gross Revenue, SST LP, 2021- As assigned: $139,000 + Residual Salary to Feb. 28, 2023 in the amount of $19,230: Total Part 1:***$158,230***

Part 2: Remaining Insider loan Repayment: ***$26,250 (See addendum 1)***

Part 3: ***$100,000*** in consideration of 1MM Series B Shares- Returned to FOMO Worldwide, INC. at signature of this agreement.

This Tripart Compensation plan assumes monthly payments of **$7,902.24** as Salary for a period of 36 months from Jan. 1, 2023, to Dec. 31, 2025, less all applicable withholdings, and payable in regular installments in accordance with the Company's general payroll practices. The Employee's salary shall not be reduced by the Company without the prior written consent of the Employee. ***Last of the compensation agreement, UPON ANY EQUITY RAISE 10% NET OF FEES WILL GO TO ACCELERATED PAYDOWN.***

(c). The Employee will be eligible for the benefits available to similarly situated employees, subject to the eligibility and contribution requirements and other conditions included in the plans and programs. As Mr. Schwartz currently takes only 401k and Life Insurance benefits, these will continue until such time as full payment of the tripart agreement is met, either as single or multiple payments to accelerate paydown or 36 months.

4. Employment at Will.

(a). The Employee acknowledges and agrees that his employment is "at will" and that no provision contained in this Agreement will entitle the Employee to remain in the employment of the Company or affect the right of the Company to terminate the Employee's employment hereunder at any time for any reason. As consideration of the Section 3, above, not withstanding any other employment status, payments will continue as an employee or as a separate payment as a consultative fee.

(b). Duration. The Employee's employment hereunder shall commence on the date set forth above and shall continue until (i) full payment of the tripart agreement have been met, unless the Employee's employment is terminated (ii) 36 consecutive months of payment which shall result as item (i) indicates, (iii) by the Company immediately upon providing the Employee written notice of termination for Cause, or (iv) by the Company upon the Employee's earlier death or disability for a period of more than sixty (60) days. Upon any termination of this Agreement, the Company shall pay to the Employee or his estate this monthly salary agreement through the date of its full repayment.

(c). Termination Without Cause. If the Employee's employment with the Company is, prior to the three year anniversary of the date of this Agreement, terminated by the Company without Cause, the Company shall, through the three-year anniversary of this Agreement (i) continue to pay to the Employee his current base salary, in accordance with the Company's general payroll practices and (ii) subject to the Employee's valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, continue to provide the Employee and the Employee's eligible dependents with Company-paid coverage under its group health plans at the same levels as would have applied if the Employee's employment had not been terminated, based on the Employee's elections in effect on the date of termination; provided however, that if the Company is unable to continue to cover the Employee under its group health plans without incurring penalties, then an amount equal to each remaining Company subsidy shall thereafter be paid to the Employee in substantially equal monthly installments through the one-year anniversary of the date of this Agreement.

(d). Termination With Cause. If the Employee's employment with the Company is terminated for Cause as defined in Section 4(g) of this Agreement, the Employee will not be entitled to any severance pay benefits and will only be entitled to receive his base salary through the date of termination.

(e). Employee Resignation. As this agreement is in consideration of both employment and compensation for obligiatory repayment of monies due, employee is to receive the aforementioned monthly payment until it is fully paid.

(f). Return of Company Property. Promptly after termination of the Employee's employment hereunder by the Company or by the Employee for any reason (or upon the request of the Company at any time), the Employee or his personal representative shall return to the Company all property of the Company then in his possession, including without limitation papers, documents, computer disks, keys, credit cards and shall neither make nor retain copies of the same.

(g). Definition of Cause. As used in this Agreement, "**Cause**" means a termination based on the Company finding that the Employee has: (i) been repeatedly under the influence of drugs or alcohol (other than prescription medicine or other medically related drugs to the extent that they are taken in accordance with their directions) during the performance of his duties; or (ii) willfully committed any act of fraud, larceny, misappropriation of funds or embezzlement, or been convicted of a felony or a crime of moral depravity (provided that such finding or conviction is not subject to further appeal); provided however, that in the case of clause (i) above, the Employee shall receive thirty (30) days' advance notice that the Company is considering the Employee's termination for Cause and specifying the actions constituting Cause and the Employee shall have the opportunity to cure the conduct constituting Cause during such thirty (30) day period.

5. Notices. All notices and other communications required hereunder will be in writing and will be sent by messenger, certified or registered U.S. mail, a reliable express delivery service to 831 W. North Ave, Pittsburgh, PA 15233 or e-mail to Mitchell.Schwartz@Gramax.com and will be deemed to have been given on the date of receipt by such person.

6. Review by Counsel. The Employee has had the opportunity to have this Agreement reviewed by counsel and to discuss any questions that he may have regarding this Agreement with such counsel.

7. Miscellaneous. This Agreement may be amended only by a writing signed by each of the parties and contains the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions.

[signature page follows]

SIGNATURE PAGE TO EMPLOYEE AGREEMENT

SMARTSolutionTechnologies,L.P.,
SMARTSolution Technologies, Inc.
Subsidiaries of FOMO Worldwide, Inc.

By: **SMARTSolution Technologies, Inc and LP.,**
its General Partner,

____

Mitchell J. Schwartz, Founder and Brand Ambassador

Date: 12/19/2022

By: **SMARTSolution Technologies, LP and Inc.**,
its Interim President,

____

John D. M. Raymond, Interim President

Date: 12/19/2022

FOMO Worldwide, Inc.
By: FOMO Worldwide, Inc.

____

Vikram P. Grover, CEO

Date: 12/19/2022